Exhibit 99.1

GREAT ELM GROUP, INC. ANNOUNCES DATE OF

ANNUAL MEETING OF STOCKHOLDERS

WALTHAM, Mass., March 22, 2021 – Great Elm Group, Inc. (NASDAQ: GEG) announced today that its Annual Stockholders’ Meeting will be held on May 28, 2021. The proxy statement containing the meeting details is expected to be available no later than the third week in April to stockholders of record as of April 5, 2021.

About Great Elm Group, Inc.

Great Elm Group, Inc. (NASDAQ: GEG) is a publicly-traded holding company that is building a business across two operating verticals: investment management and operating companies. Great Elm Group, Inc.’s website can be found at www.greatelmgroup.com.

Contacts:

Investor Relations

+1 (617) 375-3006

investorrelations@greatelmcap.com

Jeehae Linford

The Equity Group Inc.

+1 (212) 836-9615

jlinford@equityny.com